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                                                                        Exhibit
                                                                            5.3

                                 [Letterhead of]

                             PAINE WEBBER GROUP INC.



PaineWebber Incorporated
  As the Underwriter named
  in Schedule I of the
  Underwriting Agreement
1285 Avenue of the Americas
New York, NY 10019


                                                         November 22, 1996


                                  $500,000,000
                             Paine Webber Group Inc.
                                 Debt Securities


Dear Sirs:

                  I have examined and am familiar with the Restated Certificate of Incorporation of Paine Webber Group Inc., a Delaware corporation (the "Company"), as amended, and the By-Laws of the Company. I am also familiar with the corporate proceedings taken by the Company to authorize the offering, from time to time, by the Company of one or more series of senior debt securities ("Senior Debt Securities") to be issued under an Indenture dated as of March 15, 1988 between the Company and The Chase Manhattan Bank (as amended, the "Senior Indenture") and/or subordinated debt securities ("Subordinated Debt Securities" and, together with the "Senior Debt Securities", "Debt Securities") to be issued under an Indenture dated as of March 15, 1988, between the Company and Chase Manhattan Bank Delaware (as amended, the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), such Debt Securities to be in such aggregate principal amount as may have an aggregate initial public offering price of up to $500,000,000.
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                  On the basis of the foregoing, I am of opinion that:

                  1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware.

                  2. The issuance and sale of such Debt Securities have been validly authorized; and such Debt Securities, when duly executed and authenticated and issued and sold in accordance with the provisions of the applicable Indenture and issued and sold in accordance with such corporate proceedings, will be validly authorized and issued and will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

                  I know that I am referred to under the heading "Legal Matters" in the Prospectus relating to the Debt Securities forming a part of the Registration Statement on Form S-3 relating to, among other securities, the Debt Securities and I hereby consent to, such use of my name in the Registration Statement.


                                       Very truly yours,

                                       /s/ Theodore A. Levine

                                       Theodore A. Levine